Exhibit 99.1
For Immediate Release

VPG Reports Fiscal 2017 Third Quarter Results
MALVERN, Pa. (November 7, 2017) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2017 third quarter and nine fiscal months ended September 30, 2017.
Third Quarter Highlights:

•	Growth in revenues to $62.8 million, up 15.3% year-over- year

•	Earnings increased to $0.32 per diluted share, compared to $0.08 reported last year

•	Adjusted diluted EPS* increased 29% to $0.27 compared to prior year $0.21

•	Gross margin for the quarter is 38.6% as compared to 37.2% in the prior year’s third quarter

•	Operating margin for the quarter is 8.5%, adjusted operating margin* for the quarter is 9.2%

•	Cash from operations was $7.5 million with free cash flow* of $6.4 million

•	Book-to-bill remains strong at 1.12, continues to reflect broadly improving end-markets

Ziv Shoshani, Chief Executive Officer of VPG, commented, “Our operating performance in the third quarter reveals our ability to capitalize on an improved business climate across our end markets. We had good margins, solid cash generation and continued to capture opportunity, reflected in our steady, strong book-to-bill. We are remaining focused and working hard to ensure we deliver sustained progress.”

The Company grew third fiscal quarter 2017 net earnings attributable to VPG stockholders to $4.3 million, or $0.32 per diluted share, compared to $1.1 million, or $0.08 per diluted share, in the third fiscal quarter of 2016. This growth was achieved despite a foreign currency exchange rates headwind that reduced net income by $0.4 million, or $0.03 per diluted share relative to the third quarter of last year.
In the nine fiscal months ended September 30, 2017, net earnings attributable to VPG stockholders grew to $9.9 million, or $0.73 per diluted share, compared to $3.4 million, or $0.25 per diluted share, in the nine fiscal months ended 2016. This growth was achieved despite a negative impact from foreign currency exchange rates of $2.1 million, or $0.16 per diluted share as compared to the prior year’s nine-month period.
Included within Other Income (Expense) Other, for the fiscal quarter ended September 30, 2017, is net proceeds of $1.5 million related to a one time lease termination payment at the Company’s Tianjin, People's Republic of China location. The relocation of operations in Tianjin has been completed.
Third fiscal quarter 2017 adjusted net earnings attributable to VPG stockholders grew 29% to $3.6 million, or $0.27 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $2.9 million, or $0.21 per diluted share, for the comparable prior year period.
Nine fiscal months ended September 30, 2017 adjusted net earnings attributable to VPG stockholders grew by 54% to $10.0 million, or $0.74 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $6.5 million, or $0.49 per diluted share, for the comparable prior year period.
The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, to the most directly comparable U.S. GAAP measures.
Segments
Foil Technology Products segment revenues grew 22.9% to $29.3 million in the third fiscal quarter of 2017, up from $23.9 million in the third fiscal quarter of 2016 and approximately even sequentially with the second fiscal quarter of 2017. The year-over-year increase in revenues was attributable to precision resistors growth in all regions within the test and measurement market. The increase was also attributable to the advance sensors products for the force measurement market in Asia and Pacific Instruments products for avionics, military and space end markets in the Americas.
Gross profit margin for the segment was 41.7% for the third fiscal quarter of 2017 (41.9% excluding a purchase accounting adjustment of $0.1 million for the Pacific Instruments acquisition), up 5.5 percentage points from 36.2% (36.4% excluding a purchase accounting adjustment of $0.1 million for the Pacific Instruments acquisition) in the third fiscal quarter of 2016. The year-over-year improvement in gross margin mainly reflects higher volume and manufacturing efficiencies. Excluding the purchase accounting adjustments, the third fiscal quarter gross profit margin was consistent with the 41.9% reported in the second fiscal quarter of 2017.
Force Sensors segment revenues grew 9.0% to $16.6 million in the third fiscal quarter of 2017, up from $15.2 million in the third fiscal quarter of 2016; sequential revenue increased 6.0% up from $15.7 million in the second quarter of 2017. The year-over-year increase in revenues was attributable to OEM customers in the precision weighing end market in Europe. The increase in sequential revenue was attributable to OEM customers in the force measurement market and distribution customers for precision weighing in the Americas and a positive exchange rate impact.
Gross profit margin for Force Sensors was 28.6% for the third fiscal quarter of 2017, a decrease compared to 31.0% in the third fiscal quarter of 2016 and 28.9% in the second fiscal quarter of 2017. Gross margins were down compared to the prior year period due to manufacturing inefficiencies related to increased production at our facility in India and the negative impact of foreign exchange rates offset by an increase in volume. The third fiscal quarter gross margin of 28.6% is consistent with the second fiscal quarter of 2017.
Weighing and Control Systems segment revenues grew by 9.7% to $16.9 million in the third fiscal quarter of 2017, up from $15.4 million in the third fiscal quarter of 2016; sequential revenue decreased 2.7% from $17.4 million in the second fiscal quarter of 2017. The increased sales year-over-year are primarily attributable to on-board weighing products in Europe and the Americas. The sequential decrease in revenue is primarily due to the steel market in Asia and process weighing in the Americas, partially offset by a positive exchange rate impact.
Third fiscal quarter 2017 gross profit margin for the segment was 43.1%, a decline from the third fiscal quarter of 2016 of 44.9% and 45.8% reported in the second fiscal quarter of 2017. The year-over-year decrease in gross margin was primarily due to product mix while sequential gross margin declined due to a decrease in volume and product mix.
Near-Term Outlook
“In light of an improved business environment, at constant third fiscal quarter 2017 exchange rates, we expect net revenues in the range of $61.5 million to $66.5 million for the fourth fiscal quarter of 2017,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before acquisition purchase accounting adjustments, acquisition costs, restructuring costs and associated tax effects. “Adjusted gross margin” is defined as gross margin before acquisition purchase accounting adjustments. “Adjusted operating margin” is defined as operating margin before acquisition purchase accounting adjustments, acquisition costs and restructuring costs. “Free cash flow” is defined as the amount of cash generated from operations ($7.5 million for the third fiscal quarter of 2017), in excess of our capital expenditures ($1.2 million for the third fiscal quarter of 2017) net of proceeds, if any, for the sale of assets ($0.1 million in the third fiscal quarter of 2017). For a reconciliation of GAAP to non-GAAP financial information, refer to the quarterly financial tables.
Conference Call and Webcast
A conference call will be held today (November 7) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 5140000, or log on to the investor relations page of the VPG website at www.vpgsensors.com.

A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10113277. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies (including the acquisitions of Stress-Tek and Pacific Instruments); the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For Investors
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	September 30, 2017	October 1, 2016
Net revenues	$62,805	$54,490
Costs of products sold	38,538	34,225
Gross profit	24,267	20,265
Gross profit margin	38.6%	37.2%

Selling, general, and administrative expenses	18,525	16,917
Acquisition costs	—	—
Restructuring costs	423	709
Operating income	5,319	2,639
Operating margin	8.5%	4.8%

Other income (expense):
Interest expense	(472)	(377)
Other	1,717	(44)
Other income (expense) - net	1,245	(421)

Income before taxes	6,564	2,218

Income tax expense	2,239	1,135

Net earnings	4,325	1,083
Less: net earnings attributable to noncontrolling interests	70	32
Net earnings attributable to VPG stockholders	$4,255	$1,051

Basic earnings per share attributable to VPG stockholders	$0.32	$0.08
Diluted earnings per share attributable to VPG stockholders	$0.32	$0.08

Weighted average shares outstanding - basic	13,291	13,192
Weighted average shares outstanding - diluted	13,470	13,422

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Nine fiscal months ended
	September 30, 2017	October 1, 2016
Net revenues	$184,911	$169,115
Costs of products sold	113,368	107,580
Gross profit	71,543	61,535
Gross profit margin	38.7%	36.4%

Selling, general, and administrative expenses	55,551	53,409
Acquisition costs	—	414
Restructuring costs	1,292	2,395
Operating income	14,700	5,317
Operating margin	7.9%	3.1%

Other income (expense):
Interest expense	(1,392)	(1,076)
Other	1,034	351
Other income (expense) - net	(358)	(725)

Income before taxes	14,342	4,592

Income tax expense	4,398	1,164

Net earnings	9,944	3,428
Less: net earnings attributable to noncontrolling interests	75	29
Net earnings attributable to VPG stockholders	$9,869	$3,399

Basic earnings per share attributable to VPG stockholders	$0.74	$0.26
Diluted earnings per share attributable to VPG stockholders	$0.73	$0.25

Weighted average shares outstanding - basic	13,253	13,185
Weighted average shares outstanding - diluted	13,452	13,409

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$69,891	$58,452
Accounts receivable, net	43,037	34,270
Inventories:
Raw materials	16,487	15,647
Work in process	22,215	21,115
Finished goods	20,561	19,559
Inventories, net	59,263	56,321

Prepaid expenses and other current assets	9,923	6,831
Total current assets	182,114	155,874

Property and equipment, at cost:
Land	3,428	3,344
Buildings and improvements	49,491	48,454
Machinery and equipment	92,521	89,080
Software	7,787	7,441
Construction in progress	2,338	4,340
Accumulated depreciation	(101,964)	(97,374)
Property and equipment, net	53,601	55,285

Goodwill	19,228	18,717

Intangible assets, net	21,025	21,585

Other assets	19,751	19,049
Total assets	$295,719	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	September 30, 2017	December 31, 2016
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,673	$8,264
Payroll and related expenses	14,992	11,978
Other accrued expenses	15,615	13,285
Income taxes	3,193	772
Current portion of long-term debt	2,965	2,623
Total current liabilities	46,438	36,922

Long-term debt, less current portion	30,017	33,529
Deferred income taxes	809	735
Other liabilities	13,793	13,054
Accrued pension and other postretirement costs	15,161	14,713
Total liabilities	106,218	98,953

Commitments and contingencies

Equity:
Common stock	1,288	1,278
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	192,364	190,373
Retained earnings	38,600	28,731
Accumulated other comprehensive loss	(34,278)	(40,337)
Total Vishay Precision Group, Inc. stockholders' equity	189,312	171,383
Noncontrolling interests	189	174
Total equity	189,501	171,557
Total liabilities and equity	$295,719	$270,510

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Nine fiscal months ended
	September 30, 2017	October 1, 2016
Operating activities
Net earnings	$9,944	$3,428
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	7,977	8,416
Gain on disposal of property and equipment	(193)	(24)
Share-based compensation expense	959	465
Inventory write-offs for obsolescence	1,662	1,410
Deferred income taxes	264	(1,537)
Other	(907)	(862)
Net changes in operating assets and liabilities:
Accounts receivable, net	(7,030)	2,139
Inventories, net	(3,280)	(2,891)
Prepaid expenses and other current assets	(2,937)	(1,848)
Trade accounts payable	1,176	453
Other current liabilities	7,166	(2,572)
Net cash provided by operating activities	14,801	6,577

Investing activities
Capital expenditures	(4,366)	(6,266)
Proceeds from sale of property and equipment	442	316
Purchase of business	—	(10,727)
Net cash used in investing activities	(3,924)	(16,677)

Financing activities
Principal payments on long-term debt and capital leases	(1,971)	(1,599)
Proceeds from revolving facility	27,000	17,000
Payments on revolving facility	(27,000)	(12,000)
Distributions to noncontrolling interests	(60)	(12)
Payments of employee taxes on certain share-based arrangements	(303)	(85)
Net cash (used in) provided by financing activities	(2,334)	3,304
Effect of exchange rate changes on cash and cash equivalents	2,896	288
Increase (decrease) in cash and cash equivalents	11,439	(6,508)

Cash and cash equivalents at beginning of period	58,452	62,641
Cash and cash equivalents at end of period	$69,891	$56,133

Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(1,303)	$—

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Nine fiscal months ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Gross profit	$24,267	$20,265	$71,543	$61,535
Gross profit margin	38.6%	37.2%	38.7%	36.4%

Reconciling items affecting gross profit margin
Acquisition purchase accounting adjustments	42	46	42	537

Adjusted gross profit	$24,309	$20,311	$71,585	$62,072
Adjusted gross profit margin	38.7%	37.3%	38.7%	36.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Nine fiscal months ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Operating income	$5,319	$2,639	$14,700	$5,317
Operating margin	8.5%	4.8%	7.9%	3.1%

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	42	46	42	537
Acquisition costs	—	—	—	414
Strategic alternative evaluation costs	—	1,079	—	1,079
Restructuring costs	423	709	1,292	2,395

Adjusted operating income	$5,784	$4,473	$16,034	$9,742
Adjusted operating margin	9.2%	8.2%	8.7%	5.8%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Nine fiscal months ended
	September 30, 2017	October 1, 2016	September 30, 2017	October 1, 2016
Net earnings attributable to VPG stockholders	$4,255	$1,051	$9,869	$3,399

Reconciling items affecting operating margin
Acquisition purchase accounting adjustments	42	46	42	537
Acquisition costs	—	—	—	414
Strategic alternative evaluation costs	—	1,079	—	1,079
Restructuring costs	423	709	1,292	2,395
Reconciling items affecting other income/expense
Net proceeds from lease termination	(1,544)	—	(1,544)	—
Less reconciling items affecting income tax expense
Tax effect of reconciling items and discrete tax items	(394)	27	(339)	1,317
Adjusted net earnings attributable to VPG stockholders	$3,570	$2,858	$9,998	$6,507

Adjusted net earnings per diluted share	$0.27	$0.21	$0.74	$0.49

Weighted average shares outstanding - diluted	13,470	13,422	13,452	13,409